Exhibit 10.1

NON-COMPETITION, NON-SOLICITATION, AND NON-DISCLOSURE

    This Non-Competition, Non-Solicitation, and Non-Disclosure Agreement (“Agreement”) is by and between Howmet Aerospace Inc., (“Howmet” or “Company”) and the equity award recipient (“Employee”) and shall be effective as of ______________ (“Effective Date”).

    WHEREAS Company is in the business of developing, manufacturing and selling components for jet engines, fasteners, titanium structures for aerospace applications, and forged aluminum wheels for heavy trucks, and

    WHEREAS Employee has and/or will have access to Company’s confidential and proprietary information.

     NOW THEREFORE, in consideration of continued employment, and the equity award granted on ______________, which Employee acknowledges to be good and valuable consideration for the Employee’s obligations under this Agreement, the Company and Employee agree as follows:

1.This Agreement shall be in place for the entire duration of Employee’s employment by Company (or one of its subsidiaries or affiliates) and throughout the duration of the Non-Competition Period (defined below) and the Non-Solicitation Period (defined below). The Employee shall perform such duties and responsibilities consistent with the Employee’s position on behalf of the Company as may be delegated or assigned to the Employee from time to time by the Company. Employee will use Employee’s best efforts to keep the Company informed of all business opportunities of which the Employee becomes aware that could reasonably be expected to benefit the business and which could be of interest to the Company.

2.Employee agrees that the restrictions on Employee’s activities during and after Employee’s employment set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its subsidiaries and affiliates:

a.During the Non-Competition Period (as defined below), Employee shall not, directly or indirectly, alone or in association with others, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, lender, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that competes, or is in planning or has undertaken any preparation, to compete, with the Business of Company, and/or a supplier to or customer of the Company (collectively a “Competitor”) or is otherwise engaged in the Business of the

Company, in North America, except that nothing contained in this Section 2.a. shall prevent Employee's wholly passive ownership of one percent (1%) or less of the equity securities of any Competitor that is a publicly-traded company. For the purposes of this Agreement, “Business of the Company means, collectively, (i) Company and/or its subsidiaries and affiliates business of engineering, designing, developing, manufacturing (including assembly of), distributing, marketing and selling products and devices consisting of components for jet engines, fasteners, titanium structures for aerospace applications, and forged aluminum wheels for heavy trucks (including products and devices that are either in engineering, development or the planning stages thereof, or which have been produced or are capable of being produced by Company but not yet distributed, marketed or sold by Company), together with software systems, communications, services and related products and accessories used in connection with such products and devices, including but not limited to proprietary processes, technical, operating, business strategy and plans, pricing structure and strategy, (ii) any business services, activities and operations ancillary, incidental or related to the businesses described in clause (i), (iii) any other business conducted by Company, or which Company is actively planning to conduct, while Employee is employed hereunder or (iv) any business activity which is now or hereafter, during Employee’s employment with Company, becomes competitive with the business activities conducted by Company. Employee certifies that Employee has not engaged in the activity prohibited by this Section 3.a. during Employee’s employment with Company prior to Employee’s execution of this Agreement.

b.Employee further agrees that during the Non-Solicitation Period (as defined below), Employee shall not, directly or indirectly, (i) induce or attempt to induce any employee of Company to leave the employ of Company, (ii) hire any person who was an employee of Company or (iii) induce or attempt to induce any customer, supplier, manufacturer, licensee, franchisee or other business or potential business relation (including potential customer) (collectively, “Commercial Third Parties”) of Company or any of its subsidiaries or affiliates to cease or reduce doing business with Company or any of its subsidiaries or affiliates or in any way interfere with the relationship between any such Commercial Third Parties and Company or any of its subsidiaries or affiliates (including making any negative statements or communications about Company or any of its subsidiaries or affiliates). Employee understands and acknowledges that because of the Employee’s relationship to the Company, Employee has had and/or will have (and will continue to have) access to and has learned and/or will learn (and will continue to learn) about much or all of the Company’s Customer Information, including, but not limited to, Confidential Information (defined below). "Customer Information" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to Company’s business. Employee understands and acknowledges that: (i) the Company’s relationships with its customers is of great competitive value; (ii) the Company has invested and continues to invest substantial resources in developing and preserving its customer relationships and goodwill; and (iii) the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Company.

c.This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, text, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, X (formerly Twitter), TikTok, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if the Employee merely updates the Employee's LinkedIn profile or connects with a covered employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this non-solicitation provision. This Section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, Employee from discussing the terms and conditions of Employee’s employment with co-workers or union representatives or exercising Employee’s rights under Section 7 of the National Labor Relations Act or exercising any other protected rights that cannot be waived by agreement. Employee certifies that Employee has not engaged in the activity prohibited by this Section 3. during Employee’s employment with Company prior to Employee’s execution of this Agreement.
d.The term “Non-Competition Period” means the period of time during which the Employee is employed by Company and the twelve (12) months immediately following termination of Employee’s employment with Company regardless of the basis or timing of such termination.
e.The term “Non-Solicitation Period” means the period of time during which Employee is employed by Company and the twelve (12) months immediately following termination of Employee’s employment with Company regardless of the basis or timing of such termination.

f.In the event of an alleged breach or violation by Employee of this Section 3, to the maximum extent permitted by applicable law, the Non-Competition Period and/or the Non-Solicitation Period, as appropriate, shall be tolled until such breach or violation has been duly cured.

3.Except in the performance of his/her duties while employed by Company, Employee will not remove from Company any invention records, data, computer software, customer information, equipment, drawings, notes, reports, manuals, or other materials (together “Data”), whether or not produced by Employee or any other data or tangible materials obtained from Company not included in the above listing. Employee will not use the Data or other information for any purpose other than pursuing and advancing Company’s business activities. Employee certifies that Employee has not engaged in the activity prohibited by this Section 3 during Employee’s employment with Company prior to Employee’s execution of this Agreement.

4.The Parties acknowledge that in the course of complying with their obligations and responsibilities pursuant to this Agreement, they may obtain certain confidential and proprietary information of one another or their subsidiaries or affiliates or customers, including the terms and conditions of this Agreement (“Confidential Information”). The Parties hereby agree that all information communicated to one another in relation to this Agreement, whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and shall not be disclosed by the recipient, their agents or employees without the prior written consent of the disclosing party, except as may be necessary because of legal, accounting, or regulatory requirements beyond the reasonable control of the recipient. Employee certifies that Employee has not engaged in the activity prohibited by this Section 4 during Employee’s employment with Company prior to Employee’s execution of this Agreement. The above provisions of confidentiality shall not apply to that part of the information which the recipient can demonstrate by documentary evidence:

a.was entirely in the recipient’s possession before receipt from the disclosing party and not previously received under confidentiality from the disclosing party or any third party in connection with the provision of any services to disclosing party;
b.was in the public domain at the time of receipt from the disclosing party;
c.becomes part of the public domain through no fault of the recipient, its directors, officers, employees, agents, representatives, or advisors;
d.is lawfully received by the recipient from some third party having a right of further disclosure and not under an obligation of confidentiality to the disclosing party; or
e.is developed by the recipient independent of the information.

5.During Employee’s employment with the Company, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer, or any other person to whom Employee has an obligation of confidentiality arising prior to my employment with the Company, and Employee will not bring on to Company premises any unpublished proprietary or confidential documents or any property belonging to any former employer or any other person to whom Employee has a prior obligation of confidentiality unless consented to in writing by that former employer or person.

6.The Employee further acknowledges and agrees that:

a.the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company;

b.the Employee will be reasonably able to earn a living without violating the terms of this Agreement;
c.the Employee will not be subject to undue hardship by reason of the Employee's full compliance with the terms and conditions of this Agreement or the Company's enforcement of it;
d.the amount of the Employee's compensation reflects, in part, the Employee's obligations and the Company's rights under this Agreement; and
e.by this writing, the Employee has been advised of the right to consult with counsel before signing it.

7.Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

a.The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
i.is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or
ii.is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
b.If the Employee files a lawsuit for retaliation against the Company for Employee’s reporting a suspected violation of law, the Employee may disclose the Company's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:
i.files any document containing the trade secret under seal; and
ii.does not disclose the trade secret, except pursuant to court order.

8.Employee agrees that Employee’s employment with the Company is at-will and that this Agreement does not confer any right of continued employment by the Company, and does not limit in any way the Company's right to terminate Employee’s employment at any time, with or without cause. In the event Employee’s employment with the Company terminates for any reason, Employee will, if requested, participate in an exit interview with the Company and reaffirm in writing his/her understanding of Employee’s obligations as set forth in this Agreement. Employee agrees to provide the Company with the name and address of Employee’s new employer and agrees to supplement that information as required during the term of the longer of the Non-Competition Period and the Non-Solicitation Period. In the event that Employee leaves the employ of the Company, Employee hereby consent to the Company's notification to Employee’s new employer of Employee’s rights and obligations under this Agreement, including providing a copy of this Agreement.

9.If the Parties are required by law, administrative or judicial order to disclose Confidential Information, the disclosing party shall, if legally able, give the other party prompt notice of such fact so that they may obtain a protective order or other appropriate remedy concerning any such disclosure and waive compliance with the non-disclosure provisions of this Agreement.

10.The Parties shall fully cooperate in connection with their efforts to obtain any such order or other remedies. In the event that any such order or other remedy does not fully preclude disclosure, or either party waives such compliance, the disclosing party will make such disclosure only to the extent that such disclosure is legally required.

11.No rights or licenses in or to Confidential Information are granted to Employee under this Agreement.
12.Employee acknowledges that Employee has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Employee pursuant to Sections 2 and 3 hereof. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Employee further acknowledges that, were the Employee to breach any of the covenants contained in Sections 2 and 3 hereof, the damage to the Company would be irreparable. The Employee therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach by the Employee of any of said covenants, without any requirement to post a bond or similar security.

13.If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad or partially invalid, illegal or unenforceable, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Employee agrees that a court may rewrite, revise, or edit this Agreement to make it enforceable.

14.The provisions of this Agreement shall survive the voluntary or involuntary termination of Employee’s employment for any reason and with or without cause, as well as the assignment of this Agreement by the Company or by operation of law to any successor in interest or other assignee.

15.Employee agrees that any subsequent change in Employee’s duties, title, salary or compensation will not affect in any respect the validity, enforceability, or scope of this Agreement unless it is modified in accordance with paragraph 19.

16.Employee further consents to personal jurisdiction in the Commonwealth of Pennsylvania to enforce this Agreement and further agrees that the Commonwealth of Pennsylvania is and shall be a convenient forum and the law of the Commonwealth of Pennsylvania shall govern this Agreement without regard to the conflict/choice of law principles. Any action arising out of or related to this Agreement shall be brought exclusively in the state and federal courts located in Pennsylvania.

17.This Agreement shall inure to the benefit of and be binding upon Company, its successors and assigns, and the heirs and legal representatives of Employee. Company’s rights under this Agreement shall be assignable by Company.

18.If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled.

19.This Agreement constitutes the entire agreement between the Company and Employee with respect to the subject matter thereof. No supplement, modification, or amendment of this Agreement shall be binding upon the Company or Employee unless contained in a written agreement executed by both parties.

IN WITNESS THEREOF, the parties have signed this Agreement as of the Effective Date indicated above.